EXHIBIT 99.1

CSRA Elects Craig Martin to Board of Directors
Falls Church Va., March 15, 2016 – CSRA Inc. (NYSE:CSRA), a leading provider of next-generation IT solutions and professional services to government organizations, today announced that Craig Martin has been elected to the company’s Board of Directors.

“We’re excited that Craig is joining CSRA’s board of directors,” said CSRA Chairman Mike Lawrie. “His knowledge of the industry, extensive experience and his outstanding leadership will play a key role in the company’s evolution and growth.”

Mr. Martin served as a Senior Advisor to Jacobs Engineering, Inc. until December 2015. In 2002, he was named President and a Board Member of Jacobs Engineering and between 2006 and 2014 he assumed the additional responsibilities of Chief Executive Officer. Mr. Martin served in various senior and executive positions within Jacobs Engineering Group Inc. since he joined the company in 1994. Mr. Martin has over 30 years of experience in the technical professional services business, and prior to joining Jacobs he worked in various roles at CRSS and Martin K. Eby Construction Co. Mr. Martin received his B.S. in Civil Engineering from the University of Kansas and his M.B.A. from the University of Denver.

About CSRA
Every day CSRA (NYSE: CSRA) makes a difference in how the government serves our country and our citizens. We deliver a broad range of innovative, next-generation IT solutions and professional services to help our customers modernize their legacy systems, protect their networks and assets, and improve the effectiveness and efficiency of mission-critical functions for our warfighters and our citizens. Our 19,000 employees understand that success is a matter of perseverance, courage, adaptability and experience. CSRA is headquartered in Falls Church, Virginia. To learn more about CSRA, visit www.csra.com.

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements represent CSRA’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the section titled “Risk Factors” in CSRA’s registration statement on Form 10 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

CONTACT

Shannon N. Booker
Communications
703.645.5217
shannon.booker@csra.com

Stuart DavisInvestor Relations
703.641.2267stuart.davis@csra.com